Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261883

Prospectus Supplement No. 5 to Prospectus dated June 16, 2022

Stran & Company, Inc.

5,646,363 Shares of Common Stock

This Prospectus Supplement No. 5 (“Prospectus Supplement No. 5”) relates to the Prospectus of Stran & Company, Inc., dated June 16, 2022 (the “Prospectus”), relating to 5,646,363 shares of common stock that may be sold from time to time by the selling securityholders named in the Prospectus, which includes:

●	50,302 shares of common stock;

●	5,464,903 shares of common stock issuable to selling securityholders upon the exercise of warrants; and

●	131,158 shares of common stock issuable to selling securityholders underlying placement agent’s warrants.

This Prospectus Supplement No. 5 is being filed to include the information set forth above and in our Current Report on Form 8-K which was filed with the Securities and Exchange Commission (the “SEC”) on December 2, 2022.

This Prospectus Supplement No. 5 should be read in conjunction with the Prospectus and Prospectus Supplement No. 1 filed with the SEC on July 21, 2022, Prospectus Supplement No. 2 filed with the SEC on August 15, 2022, Prospectus Supplement No. 3 filed with the SEC on September 7, 2022, and Prospectus Supplement No. 4 filed with the SEC on November 14, 2022 (the “Prior Supplements”) and is qualified by reference to the Prospectus and the Prior Supplements, except to the extent that the information in this Prospectus Supplement No. 5 supersedes the information contained in the Prospectus and the Prior Supplements, and may not be delivered without the Prospectus and the Prior Supplements.

Our common stock is traded under the symbol “STRN” and our warrants are traded under the symbol “STRNW,” both on the Nasdaq Capital Market. On December 1, 2022, the closing price of our common stock and publicly-traded warrants on the NASDAQ Capital Market was $1.36 and $0.1387, respectively.

We are an “emerging growth company” under applicable federal securities laws and as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and future filings.

INVESTING IN OUR SHARES OF COMMON STOCK AND PUBLICLY-TRADED WARRANTS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 16 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 5 is December 2, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2022

STRAN & COMPANY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-41038	04-3297200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Heritage Drive, Suite 600, Quincy, MA	02171
(Address of principal executive offices)	(Zip Code)

800-833-3309
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	STRN	The NASDAQ Stock Market LLC

Warrants, each warrant exercisable for one share of Common Stock at an exercise price of $4.81375	STRNW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.

On November 30, 2022, Stran & Company, Inc. (the “Company”) held its 2022 Annual Meeting of Stockholders (the “Annual Meeting”) in a virtual meeting format. At the Annual Meeting, stockholders considered: (1) the election of six director nominees named in the Company’s proxy statement, and (2) the ratification of the appointment of BF Borgers CPA PC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. At the close of business on the record date for the Annual Meeting, which was October 11, 2022, there were 19,073,975 shares of the Company’s Common Stock outstanding and entitled to be voted at the Annual Meeting. Each share of Common Stock was entitled to one vote per share. A total of 14,724,396 shares of Common Stock, representing approximately 77.19% shares of Common Stock outstanding and entitled to vote were represented virtually or by proxy at the Annual Meeting, and constituted a quorum to conduct business at the Annual Meeting. The Annual Meeting voting results of the two listed matters were as follows:

(1) Proposal One: Election of Directors. Stockholders elected each of the following nominees as a director to hold office until the 2023 Annual Meeting based on the following votes.

Nominee	For	Withheld	Broker Non-Votes
Andrew Stranberg	11,012,666	47,030	3,664,700
Andrew Shape	11,045,232	14,464	3,664,700
Travis McCourt	10,960,941	98,755	3,664,700
Alan Chippindale	10,952,264	107,432	3,664,700
Alejandro Tani	10,957,030	102,666	3,664,700
Ashley Marshall	10,962,968	96,728	3,664,700

(2) Proposal Two: Ratify the Appointment of BF Borgers CPA PC as the Company’s Independent Registered Public Accounting Firm. Stockholders approved the ratification of the appointment of BF Borgers CPA PC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, based on the following votes.

For	Against	Abstain
14,633,159	84,229	7,008

There were no broker non-votes with respect to this proposal.

Item 8.01. Other Events.

On December 2, 2022, Stran & Company, Inc. (the “Company”) issued a press release announcing the execution of an asset purchase agreement relating to the acquisition of certain assets of the business known as Premier Business Services, located in Larchmont, New York. A copy of the press release is attached hereto as Exhibit 99.1.

The information contained in this Item 8.01 and Exhibit 99.1, attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Press Release dated December 2, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 2, 2022	STRAN & COMPANY, INC.

/s/ Andrew Shape
	Name:	Andrew Shape
	Title:	President and Chief Executive Officer

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